Exhibit 99.1

Board of Directors

QR Energy, LP

1401 McKinney Street

Suite 2700

Houston, TX 77010

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated July 23, 2014, to the Board of Directors of QR Energy, LP (“QRE”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement of Breitburn Energy Partners LP (“Breitburn”) on Form S-4 (the “Registration Statement”) relating to the proposed transaction involving Breitburn and QRE, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY— Opinion of the Financial Advisors to the Board of Directors of QRE GP”, “THE MERGER—Background of the Merger”, “THE MERGER— QRE’s Reasons for the Merger; Recommendation of QRE GP’s Board of Directors”, and “THE MERGER— Opinion of the Financial Advisor to the QRE GP Board of Directors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated August 20, 2014.

GREENHILL & CO., LLC

By:	/s/ Aaron Hoover
Name: Aaron Hoover
Title: Managing Director